Exhibit 99.1

Contact:	Andrea Rabney
Argot Partners
212.600.1902
andrea@argotpartners.com

Enzon Reports Third Quarter 2010 Results
— Results reflect continued investment in innovative oncology pipeline and increased operating efficiencies —

BRIDGEWATER, N.J. November 2, 2010—Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the third quarter of 2010. Enzon reported a loss from continuing operations of $8.4 million or $0.14 per diluted share, as compared to a loss of $11.5 million or $0.26 per diluted share for the third quarter of 2009. As of September 30, 2010, the Company’s cash and cash equivalents, short-term investments, and marketable securities totaled $484.6 million.

“Our intensified focus on our pipeline of innovative oncology programs is translating into encouraging results as we advance our clinical programs and continue to share new preclinical data demonstrating the potential of our pipeline,” stated Alex Denner, Chairman of the Board. “In addition, we continue to realize the operating efficiencies associated with the strategic restructuring initiatives enacted at the beginning of the year, which established an operating structure appropriately aligned with our development activities. With a strong cash position, we are well-positioned to execute our objectives focused on developing and advancing a high-value pipeline of oncology programs.”

Highlights

•

The Company continues to enroll patients in its ongoing clinical trials of PEG-SN38, consisting of a Phase II colorectal cancer study, a Phase II metastatic breast cancer and a Phase I pediatric cancer study. Enzon recently announced the publication of preclinical data in the October 1, 2010 issue of Clinical Cancer Research that are supportive of the Phase I PEG-SN38 study in pediatric cancer, demonstrating that PEG-SN38 led to significantly greater tumor regression as compared to CPT-11 (irinotecan) in both in vitro and in vivo models of pediatric neuroblastoma.

•	Enrollment continues to progress in the Company’s Phase I clinical trials of the HIF-1 alpha and survivin antagonists in adult patients with solid tumors and lymphomas.
•

Enzon recently announced that data from three preclinical mRNA programs have been accepted for poster presentation at the EORTC-NCI-AACR International Symposium on Molecular Targets and Cancer Therapeutics, which is being held November 16-19 in Berlin, Germany.

•	Enzon has been invited to present its LNA-based mRNA antagonists at the November EuroTIDES meeting in Barcelona, Spain.
•

The Company completed exploration of the possible sale of its PEGINTRON royalty stream and determined that currently available options do not reflect the value of an expanded market for the product that may result from the potential introduction of new combination therapies in the hepatitis C virus market. As a result, the Company has concluded it will not currently pursue the sale of its PEGINTRON royalty stream.

Summary of Financial Results

Research and Development

The total amount of expense related to Enzon’s pipeline programs increased to $14.2 million in the third quarter of 2010, compared to $11.4 million in the third quarter of 2009, partly due to increased investments in its clinical activities for PEG-SN38. The amount attributable to the Company’s PEG-SN38 program for the third quarter of 2010 was $5.5 million as compared to $2.5 million spent in the third quarter of 2009. Preclinical and clinical activities for the mRNA antagonists using LNA technology amounted to $8.2 million in the third quarter of 2010, including $3.0 million of milestone payments, compared to $8.0 million in the third quarter of 2009. During the third quarter of 2009, the Company purchased raw materials used in the manufacturing process of the LNA compounds and manufacture of additional clinical drug supply for the ongoing Phase I studies for the HIF-1 alpha and survivin antagonists. The Company also incurred an expense of $0.5 million during the quarter ended September 30, 2010 related to other research efforts. This compares to $0.9 million spent on these efforts in the comparable period of 2009.

As a result of the sale of Enzon’s specialty pharmaceutical business in January 2010, the activities related to the specialty pharmaceutical products became the responsibility of the purchaser at the close of the transaction. Enzon continues to assist in the development of the next-generation Adagen and Oncaspar programs through a transition services arrangement. Total expense incurred during the third quarter of 2010 for the next-generation programs and other activities associated with the specialty pharmaceutical products was $1.2 million. The expenses Enzon incurs on these programs are reimbursed with a mark-up and reported as contract research and development revenue which was $2.2 million for the third quarter of 2010. For the quarter ended September 30, 2009, Enzon reported research and development expenses of $4.4 million related to the specialty pharmaceutical products which, at that time, were entirely the responsibility of Enzon.

Revenues

Royalty Revenue

Revenues received from the Company’s royalty products for the quarter ended September 30, 2010 were $10.9 million, as compared to $13.0 million for the quarter ended September 30, 2009. Royalties on PEGINTRON, marketed by Merck & Co., Inc., continue to comprise the majority of the Company’s royalty revenue. Royalty revenues were impacted by lower PEGINTRON sales in the U.S. and in overseas markets. In addition, royalties on sales of Pegasys ended in October 2009, negatively affecting the period-over-period comparison.

After evaluating various options for the sale of its PEGINTRON royalty stream, the Company has concluded that, at this time, it will no longer pursue such a sale. Unsettled conditions in the hepatitis C virus market have created a situation whereby the Company determined that it would not be able to derive optimal after-tax value for the asset and resultant return to its shareholders.

Miscellaneous Revenue

In order to effectively transition its specialty pharmaceutical business, Enzon agreed to perform ongoing general and administrative services as needed by the purchaser on a contracted basis. The agreement provides for Enzon to be reimbursed at cost plus a mark-up for all expenses incurred on the requested services. During the third quarter of 2010, Enzon recognized $0.1 million in revenue associated with this service which is expected to be concluded by the end of the year.

General and Administrative

General and administrative expenses decreased to $4.7 million for the quarter ended September 30, 2010, as compared to $7.7 million for the third quarter of 2009. The decrease is due in large part to the Company’s ongoing cost control initiatives. Also, reflected in the third quarter results are the favorable effects of the fourth-quarter 2009 and first-quarter 2010 acceleration of share-based compensation and the first quarter of 2010 restructuring program, both of which reduced compensation costs. The Company has made significant progress in reducing expenses and will continue to seek and implement efficiencies that will potentially further reduce general and administrative costs. However, the rate of improvement experienced during the second and third quarters of 2010 is not expected to continue.

Restructuring Charge

A restructuring charge of approximately $0.5 million was incurred in the quarter ended September 30, 2010, which represents the excess of committed future lease payments over related sublease revenues related to excess corporate office space resulting from the Company’s reductions in general and administrative support activities.

Cash and Investments

Total cash reserves, which include cash and cash equivalents, short-term investments, and marketable securities, were $484.6 million as of September 30, 2010, as compared to $199.7 million as of December 31, 2009. The increase is primarily due to the proceeds the Company received from the sale of the specialty pharmaceutical business in January 2010. Also during the first nine months of 2010, Enzon received approximately $30.5 million from employee stock option exercises which was more than offset by the purchase of $36.4 million of its outstanding common stock. In December 2009, the board authorized the expenditure of up to $50.0 million for the repurchase of outstanding shares of the Company’s common stock. Since the inception of the share repurchase program in December 2009, the Company has purchased approximately 3.7 million shares of its outstanding common stock at a cost of $38.6 million.

Discontinued Operations

Specialty Pharmaceutical Business

During the third quarter of 2009, the specialty pharmaceutical business generated an income of $11.7 million. This was a result of the revenue recognized from sales of the four specialty pharmaceutical products and contract manufacturing, offset by associated expenses for the divested business.

Reconciliation of GAAP loss from continuing operations to adjusted loss from continuing operations

The following table reconciles the Company’s loss and loss per diluted share from continuing operations as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted loss and loss per diluted share from continuing operations for the three months ended September 30, 2010 and 2009:

Enzon Pharmaceuticals, Inc.
Adjusted Net Loss
Quarters Ended 9/30/10 and 9/30/09

	Quarter Ended 9/30/10		Quarter Ended 9/30/09

	Net loss	Net loss per diluted share	Net loss	Net loss per diluted share

GAAP loss from continuing operations	$(8,354)	$(0.14)	$(11,525)	$(0.26)
Net adjustments to GAAP:

Restructuring charge (1)	453	0.01	—	—

Adjusted loss from continuing operations (2)	$(7,901)	$(0.13)	$(11,525)	$(0.26)

Weighted average diluted shares outstanding		60,840		45,276

(1)	Adjusted financial results exclude restructuring charges for excess of lease expenses over sublease revenues related to vacated office space.
(2)

Adjusted loss and adjusted loss per diluted share from continuing operations, as the Company defines them, may differ from similarly named measures used by other entities and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net loss and adjusted net loss per diluted share reflecting adjustments for certain items that the Company deems to be non-recurring.

Conference Call and Webcast

Enzon will be hosting a conference call November 2, 2010 at 4:00 p.m. Eastern Time (ET). All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(877) 561-2748
International Dial-In Number:	(720) 545-0044
Access Code:	Enzon

The call will also be available live audio webcast at the following site: http://investor.enzon.com/eventdetail.cfm?eventid=87886. Listeners should go to the website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live audio webcast, a replay will be available beginning approximately one hour after the event. Additionally, a telephonic rebroadcast will also be available following the call. The rebroadcast will begin on Tuesday, November 2, 2010 at approximately 8:00 pm ET and end on Tuesday, November 9, 2010 at approximately 11:59 pm ET. It may be accessed using the following information:

Domestic Dial-In Number:	(800) 642-1687
International Dial-In Number:	(706) 645-9291
Conference I.D.:	21014444

About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the research and development of innovative medicines for patients with cancer. Enzon’s drug development programs utilize several approaches, including its cutting-edge Customized Linker technology utilizing PEGylation and mRNA antagonists using the LNA technology. Enzon receives a royalty revenue stream from licensing arrangements for other products developed using the proprietary Customized Linker Technology. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies for Enzon’s product candidates; the ability to obtain regulatory approval of product candidates, Enzon’s ability to obtain the funding necessary to develop its product candidates, market acceptance of, and demand for, Enzon’s product candidates and the impact of competitive products, pricing and technology. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2009. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries

Consolidated Statements of Operations
Three Months ended September 30, 2010 and 2009
(In thousands, except per-share amounts)
(Unaudited)

	September 30, 2010	September 30, 2009

Revenues:
Royalties	$10,902	$12,974
Contract research and development	2,217	—
Miscellaneous revenue	111	—

Total revenues	13,230	12,974

Costs and expenses:
Research and development	14,206	11,438
Research and development – specialty and contracted services	1,197	4,367
General and administrative	4,682	7,723
General and administrative – contracted services	86	—
Restructuring charge	453	—

Total costs and expenses	20,624	23,528

Operating loss	(7,394)	(10,554)

Other income (expense):
Investment income, net	1,110	1,148
Interest expense	(1,479)	(2,750)
Other-than-temporary investment impairment loss	(896)	—
Other, net	174	175

Total other income (expense)	(1,091)	(1,427)

Loss from continuing operations, before income tax benefit	(8,485)	(11,981)
Income tax benefit	(131)	(456)

Loss from continuing operations	(8,354)	(11,525)
Income from discontinued operations, net of income tax	—	11,658

Net (loss) income	$(8,354)	$133

Loss per common share - continuing operations
Basic and diluted	$(0.14)	$(0.26)

Earnings per common share - discontinued operations
Basic and diluted	$—	$0.26

Loss per common share - net (loss) income
Basic and diluted	$(0.14)	$0.00

Weighted average shares – basic and diluted	60,840	45,276

Enzon Pharmaceuticals, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
September 30, 2010 and December 31, 2009
(In thousands)
(Unaudited)

	September 30, 2010	December 31, 2009

Assets
Current assets:
Cash and short-term investments	$437,369	$104,110
Accounts receivable, net	2,562	671
Other current assets	4,387	6,257
Current assets of discontinued operations	—	34,174

Total current assets	444,318	145,212

Property and equipment, net	22,116	26,534

Other assets:
Marketable securities	47,233	95,636
Other assets	1,413	2,863
Noncurrent assets of discontinued operations	—	62,504

	48,646	161,003

Total assets	$515,080	$332,749

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$25,919	$11,728
Current liabilities of discontinued operations	—	13,269

Total current liabilities	25,919	24,997

Notes payable	134,499	250,050
Other liabilities	3,998	4,419

Total liabilities	164,416	279,466

Stockholders’ equity	350,664	53,283

Total liabilities and stockholders’ equity	$515,080	$332,749

Common shares outstanding	59,668	45,318